Exhibit 5.1

Davis Polk & Wardwell Hong Kong Solicitors The Hong Kong Club Building 3A Chater Road Hong Kong davispolk.com
Resident Hong Kong Partners
Karen Chan ** Yang Chu ** James C. Lin * Gerhard Radtke * Martin Rogers **	Patrick S. Sinclair * Miranda So * James Wadham ** Xuelin Wang *
Hong Kong Solicitors * Also Admitted in New York ** Also Admitted in England and Wales

EXHIBITS 5.1 AND 23.3

OPINION OF DAVIS POLK & WARDWELL LLP

April 18, 2022

Duddell Street Acquisition Corp.

8/F Printing House
6 Duddell Street
Hong Kong

Ladies and Gentlemen:

We have acted as counsel to Duddell Street Acquisition Corp., a Cayman Islands exempted company (the “Company” or “DSAC”), in connection with an Agreement and Plan of Merger, dated as of November 7, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among DSAC, Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”).

We have also participated in the preparation of the Company’s Registration Statement on Form S-4 (File No. 333-261483) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the proposal of the Company to change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The continuing entity following the Domestication will be renamed FiscalNote Holdings, Inc. as described in the Registration Statement.

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with the Newco Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of the Company. In this opinion, we refer to the Company following effectiveness of the Domestication as “Newco.”

On the effective date of the Domestication, the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “DSAC Class A Ordinary Shares”) will automatically convert by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of Newco (the “Newco Class A Common Stock”) in accordance with the terms of Newco’s Certificate of Incorporation and the Company’s currently issued and outstanding Class B ordinary shares, par value $0.0001 per share (the “DSAC Class B Ordinary Shares”) will automatically convert by operation of law, on a one-for-one basis, into shares of Newco Class A Common Stock in accordance with the terms of the Newco Certificate of Incorporation. The shares of Newco Class A Common Stock to be issued upon the conversion of the DSAC Class A Ordinary Shares and the DSAC Class B Ordinary Shares are referred to herein as “Conversion Shares.” Similarly, the Company’s outstanding warrants (the “DSAC Warrants”) that were sold as part of the units in the Company’s initial public offering will become warrants (the “Newco Common Warrants”) to acquire shares of Newco Class A Common Stock (the “Newco Warrant Shares”), and no other changes will be made to the terms of any outstanding DSAC Warrants as a result of the Domestication.

In accordance with the terms and subject to the conditions of the Merger Agreement, promptly following the Domestication and upon the consummation of the merger of DSAC, Merger Sub with and into FiscalNote with FiscalNote as the surviving company in the Merger (the “Effective Time”), based on an implied equity value of $1.3 billion, (i) each share of FiscalNote Class A common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class A Common Stock, as determined in the Business Combination Agreement (the “Exchange Ratio”), (ii) each share of FiscalNote Class B common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Class B common stock of Newco, as determined pursuant to the Exchange Ratio, (iii) all of the subordinated convertible promissory notes issued by FiscalNote that are outstanding and unexercised immediately prior to the Effective Time will be automatically assumed and converted into a convertible note issued by Newco with a right of conversion into shares of Newco Class A Common Stock, (iv) all of the warrants to purchase FiscalNote Class A common stock or FiscalNote preferred stock outstanding and unexercised immediately prior to the Effective Time will be deemed automatically exercised and converted into the right to receive that number of shares of New FiscalNote Class A common stock determined in the Business Combination Agreement, (v) all options to purchase shares of Class A common stock of FiscalNote, vested or unvested, will convert into a stock option to purchase shares of Newco Class A Common Stock determined in accordance with the Exchange Ratio, (vi) vested restricted stock units (“Vested RSUs”) to acquire shares of Class A common stock of FiscalNote will be automatically deemed settled and converted into the right to receive that number of shares of Newco Class A Common Stock determined in the Business Combination Agreement, and (vii) all of the unvested RSUs (together with Vested RSUs, the “Company RSUs”) to acquire shares of Class A common stock of FiscalNote outstanding immediately prior to the Effective Time will be automatically assumed and converted into a restricted stock unit of shares of Newco Class A Common Stock, subject to substantially the same terms and conditions as were applicable immediately before the Effective Time. The shares of Newco Class A Common Stock and shares of Class B common stock of Newco to be issued pursuant to the foregoing items (i), (ii), (iv) and (vi) are referred to herein as the “Merger Consideration Shares.” The Merger Consideration Shares and the shares of Newco Class A Common Stock underlying the securities of Newco pursuant to the foregoing items (iii), (v) and (vii) (collectively, the “Other Merger Consideration Shares”) are referred to herein as the “Merger Consideration Securities.”

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In addition, the holders of common stock, warrants and options of FiscalNote and holders of Company RSUs outstanding immediately prior to the Effective Time will be entitled to receive earnout consideration in the form of shares of Newco Class A Common Stock and/or restricted stock units of Newco (“Earnout RSUs”) upon the occurrence of certain triggering events after the Effective Time as determined in the Business Combination Agreement. The shares of Newco Class A Common Stock to be issued as earnout consideration pursuant to the Business Combination Agreement are referred to as “Earnout Shares” and the shares of Newco Class A Common Stock to be issued upon settlement of the Earnout RSUs are referred to as “Earnout RSU Shares.”

The Conversion Shares, the Newco Common Warrants, the Newco Warrant Shares, the Merger Consideration Securities, the Earnout Shares and the Earnout RSU Shares, are referred to herein as the “Newco Securities.” The Newco Securities have been registered with the Securities and Exchange Commission pursuant to the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purpose of rendering the opinions expressed herein, including: (i) the Registration Statement; (ii) the Amended and Restated Memorandum and Articles of Association of the Company, as filed with the Commission on November 2, 2020; (iii) the form of Certificate of Incorporation of Newco to be effective upon the Domestication (the “Newco Certificate of Incorporation”); (iv) the form of Bylaws of Newco to be effective upon the Domestication (the “Bylaws”); (v) the Warrant Agreement, as filed with the Commission on November 2, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (vi) a Specimen Stock Certificate of the Company; (vii) a Specimen Warrant Certificate of the Company; and (viii) the form of Stock Certificate of Newco.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all parties executing documents had the power, corporate or other, to enter into and perform all obligations thereunder and the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL. In giving the following opinions, we have relied (without further verification) upon the legal opinion of Walkers (Hong Kong) filed as Exhibit 5.2 to the Company’s registration statement on Form S-1 (No. 333-249207) on October 1, 2020.

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Based upon the foregoing, and subject to the additional assumptions, qualifications and limitations set forth herein, we advise you that, in our opinion:

1. Upon effectiveness of the Domestication, the issued and outstanding DSAC Class A Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Newco Class A Common Stock.

2. Upon effectiveness of the Domestication, the issued and outstanding DSAC Class B Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Newco Class A Common Stock.

3. Upon effectiveness of the Domestication, each issued and outstanding Newco Common Warrant will be a valid and binding agreement of Newco, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4. Upon effectiveness of the Domestication, and the exercise by holders of the Newco Common Warrants and the payment of the exercise price for the Newco Warrant Shares pursuant to the Warrant Agreement, the Newco Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

5. At the Effective Time, the Merger Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable.

6. Following the Effective Time, and upon the duly exercise or settlement (as applicable) of the derivative securities of Newco to be issued in connection with the Business Combination by the holder and pursuant to the terms thereof, the Other Merger Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable.

7. Following the Effective Time and upon the occurrence of the triggering events for issuing the Earnout Shares as set forth under the Business Combination Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable.

8. Following the Effective Time and upon (a) the occurrence of the triggering events for issuing the Earnout RSUs as set forth under the Business Combination Agreement and (b) duly settlement of such Earnout RSUs, the Earnout RSU Shares will be duly authorized, validly issued, fully paid and non-assessable.

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In connection with the opinions expressed above, we have assumed that:

1. Prior to effecting the Domestication: (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded; (ii) the shareholders of the Company will have approved, among other things, the Domestication; (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication; and (iv) any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2. The current draft of the Newco Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Newco Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Newco Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Newco Certificate of Incorporation; and

3. Prior to the issuance of the Newco Securities, the Domestication will have been consummated in accordance with the DGCL.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the DGCL.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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